Exhibit (d)(5)

LIMITED GUARANTEE

This Limited Guarantee, dated as of May 20, 2025 (this “Guarantee”), by Transom Capital Fund IV, L.P., a Delaware limited partnership (the “Guarantor”), is in favor of SigmaTron International, Inc., a Delaware corporation (the “Guaranteed Party”).  Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Guaranteed Party, Transom Axis MergerSub, Inc., a Delaware corporation (“Merger Sub”), and Transom Axis AcquireCo, LLC, a Delaware limited liability company (“Parent”).  Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in the Merger Agreement.

1.         Guarantee.  On the terms, and subject to the conditions, set forth herein, the Guarantor hereby irrevocably and unconditionally guarantees to the Guaranteed Party, Parent’s obligations (if any) to pay to the Guaranteed Party (a) any monetary damages that become payable by Parent or Merger Sub in accordance with Section 8.2 of the Merger Agreement and (b) certain other expenses that may become payable in accordance with Section 6.12(a) of the Merger Agreement, in each case subject to the limitations set forth in the Merger Agreement (including the Parent Liability Limit and the Reimbursement Cap, as applicable), in each case, if and when due pursuant to the terms and conditions of the Merger Agreement (collectively, the “Guaranteed Obligations”).  Notwithstanding anything to the contrary in this Guarantee or in any other document or agreement, the Guaranteed Party hereby agrees (on behalf of itself and each other Company Related Party) that in no event shall the aggregate liability of the Guarantor under this Guarantee exceed an amount equal to $2,492,500 (such amount, the “Cap”), and (b) neither the Guarantor nor any Guarantor Affiliate (as hereinafter defined) shall have any obligation or liability to any Person relating to, arising out of or in connection with this Guarantee, other than as expressly set forth herein.  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2.           Terms of Guarantee.

(a)          This Guarantee is one of payment, not collection, and a separate Action or Actions may be brought and prosecuted against the Guarantor by the Guaranteed Party in the Chosen Court (as hereinafter defined) to enforce this Guarantee of the Guaranteed Obligations on the terms, and subject to the conditions, set forth herein (including, for the avoidance of doubt, the Cap), irrespective of whether any Action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such Action or Actions.

(b)         Except as otherwise provided herein and without amending or limiting the other provisions of this Guarantee (including, for the avoidance of doubt, Section 2(f) and Section 5), the liability of the Guarantor under this Guarantee shall, to the fullest extent permitted under applicable law, be absolute and unconditional irrespective of, and shall not be released or discharged, in whole or in part, or otherwise affected by:

(i)        any change in the corporate existence, structure or ownership of Parent, Merger Sub or the Guarantor, or any insolvency, bankruptcy, reorganization, moratorium or other similar proceeding affecting Parent, Merger Sub or the Guarantor or any of their respective assets;

(ii)        any waiver, amendment or modification of the Merger Agreement, the Equity Commitment Letter or any other agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligations in accordance with its terms, or change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Guaranteed Obligations, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any agreement entered into by the Guaranteed Party, on the one hand, and Parent and/or Merger Sub, on the other hand, in connection therewith;

(iii)       the existence of any claim, set off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise;

(iv)         the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or the Guarantor;

(v)       the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, the Equity Commitment Letter, this Guarantee or any related agreement or document;

(vi)        any failure to obtain any authorization or approval from or other action by or to notify or file with, any Governmental Entity required in connection with the performance of the obligations hereunder by the Guarantor; or

(vii)       any impossibility or impracticability of performance, illegality, force majeure, any act of government, or other circumstances which might constitute a defense available to, or a discharge of, Parent, Merger Sub or the Guarantor.

(c)         The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Guarantee or acceptance of this Guarantee.  The Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Parent, Merger Sub or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  When pursuing its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue such rights and remedies it may have against Parent, Merger Sub or any other Person (except as set forth in Section 1 hereof) for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from Parent, Merger Sub or any such other Person or to realize upon or to exercise any such right of offset shall not relieve the Guarantor of any liability hereunder.

(d)          The Guaranteed Party may, at any time and from time to time while this Guarantee is in effect, without the consent of or notice to the Guarantor, without incurring responsibility to the Guarantor, and without impairing or releasing the obligations of the Guarantor with respect to the Guaranteed Obligations hereunder, upon or without any terms or conditions and in whole or in part, (i) extend the time of payment of the Guaranteed Obligations and (ii) make any agreement with Parent and/or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between or among the Guaranteed Party, Parent and/or Merger Sub; provided, however, that nothing contained in this Guarantee is intended to modify or supersede the provisions of the Merger Agreement as between the Guaranteed Party, on the one hand, and Parent and Merger Sub, on the other hand.

(e)        The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that the Guarantor, Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file such claim shall not affect the Guarantor’s obligations hereunder (and notwithstanding anything herein to the contrary, any bar to the payment, or collection, of the Guaranteed Obligations as a result of any such proceeding shall not discharge the obligations of the Guarantor hereunder).  The Guarantor’s obligations under this Guarantee shall not be limited if the Guaranteed Party is precluded for any reason (including, without limitation, the application of the automatic stay under any bankruptcy or insolvency laws) from enforcing or exercising any right or remedy with respect to the Guaranteed Obligations.  In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation that is the obligation of the Guarantor hereunder is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Guaranteed Obligation as if such payment had not been made, on the terms, and subject to the conditions, set forth herein and in the Merger Agreement.

(f)         Notwithstanding anything to the contrary in this Guarantee or in any other document or agreement, the Guaranteed Party hereby agrees (on its own behalf and on behalf of the other Company Related Parties) that the Guarantor shall have all defenses to its obligations under this Guarantee (which in any event shall be subject to the Cap) that would be available to Parent or any assignee thereof in respect of the Merger Agreement with respect to the Guaranteed Obligations (other than defenses arising from the bankruptcy or insolvency of Parent).

3.        Waiver of Acceptance, Presentment, Etc.  Without amending or limiting the other provisions of this Guarantee (including, for the avoidance of doubt, Section 2(f) and Section 5), the Guarantor expressly and irrevocably waives any and all rights and defenses arising under any applicable law that would otherwise require any election of remedies by the Guaranteed Party, promptness, diligence, acceptance hereof, presentment, demand and protest, any defenses that might be available under any stay, moratorium or similar applicable law, and any notice of any kind not provided for herein or not required to be provided to Parent or Merger Sub under or in connection with the Merger Agreement, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally, other than defenses available to the Guarantor under or as a result of a breach by the Guaranteed Party of this Guarantee.

4.           Sole Remedy.

(a)         The Guaranteed Party acknowledges and agrees, on behalf of itself and on behalf of each of its respective Company Related Parties, that the assets of Parent and Merger Sub are limited to cash in a de minimis amount and its rights under, and on the terms, and subject to the conditions, set forth in the Merger Agreement and the Equity Commitment Letter and that no additional funds are expected to be contributed to Parent or Merger Sub until the Offer Acceptance Time occurs (or will occur immediately thereafter) pursuant to the Merger Agreement.  The Guaranteed Party further acknowledges and agrees, on behalf of itself and the Company Related Parties, that no Person (other than the Guarantor on the terms, and subject to the conditions, set forth herein) has any obligations hereunder and that, notwithstanding that the Guarantor may be a limited partnership, limited liability company, exempt company or similar entity or anything to the contrary herein or in any other Transaction Document, the Guaranteed Party and the Company Related Parties have no remedy, recourse  or right of recovery under, or otherwise related to, this Guarantee, the Merger Agreement, the Equity Commitment Letter, the other Transaction Documents or the transactions contemplated hereby or thereby against, or contribution from, any Guarantor Affiliate, through the Guarantor or Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim (whether in tort, contract or otherwise) by or on behalf of the Guarantor or Merger Sub against the Guarantor or any Guarantor Affiliate, or otherwise, except for the Retained Claims (as hereinafter defined) against the party(ies) with respect to which such claims are Retained Claims, and no personal liability shall attach to, in each case, with respect to the Guaranteed Obligations or otherwise, the Guarantor Affiliates.

(b)        So long as this Guarantee is in effect, the Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause each of the Company Related Parties not to institute, directly or indirectly, any Action or bring any other claim under, in connection with or otherwise related to this Guarantee, the Merger Agreement, the Equity Commitment Letter, the other Transaction Documents or the transactions contemplated hereby or thereby against the Guarantor or any Guarantor Affiliate, except for the Retained Claims against the party(ies) with respect to which such claims are Retained Claims.

(c)          Recourse hereunder by the Guaranteed Party against the Guarantor under, and in accordance with the terms of, this Guarantee and recourse for the Retained Claims against the party(ies) with respect to which such claims are Retained Claims, in each case, subject to the Cap (as applicable), and any other conditions or other limitations described in the Merger Agreement, this Guarantee and the other Transaction Documents, shall be the sole and exclusive remedy of the Guaranteed Party and the Company Related Parties against Parent, Merger Sub and the Guarantor and any Guarantor Affiliate in respect of any claims, liabilities losses or obligations arising under, or otherwise relating to, this Guarantee, the Merger Agreement, the Equity Commitment Letter, the other Transaction Documents or the transactions contemplated hereby or thereby and shall be without duplication from one to the other, and the Guaranteed Party, on behalf of itself and on behalf of each Company Related Party, hereby irrevocably and unconditionally waives any and all other remedies to which it or any other Company Related Party might otherwise be entitled to pursue against, and covenants not to bring any claim against in connection therewith, Guarantor, Parent, Merger Sub and any other Guarantor Affiliates.  Notwithstanding herein to the contrary, the Guarantor Affiliates are intended third party beneficiaries of this Section 4(c).

5.          Termination.  The Guarantor shall automatically have no further liability or obligation, and the Guaranteed Party shall have no rights, under this Guarantee from and after the earliest of (a) the Effective Time, the consummation of the Offer and the Merger, and the payment in full of the Required Amounts, (b) any valid termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would not be obligated to pay any of the Guaranteed Obligations, (c) the three-month anniversary of any valid termination of the Merger Agreement in accordance with its terms under circumstances in which Parent is obligated to pay any of the Guaranteed Obligations, if the Guaranteed Party has not commenced an Action in the Chosen Court against Parent or Merger Sub under, and in accordance with, the Merger Agreement for payment of the Guaranteed Obligations or against the Guarantor under, and in accordance with, this Guarantee for payment of the Guaranteed Obligations (any such Action, a “Qualifying Suit”) by such time, and (d) payment of the Guaranteed Obligations by or on behalf of the Guarantor and/or Parent in cash in an amount up to the Cap (or such lesser amount set forth in a final order of the Chosen Court or by written agreement of the Guarantor and the Guaranteed Party).  In the event that the Merger Agreement has been terminated in the circumstances described in clause (c) of the preceding sentence and a Qualifying Suit is filed prior to the end of the three-month anniversary after such termination, (i) the Guarantor shall not have any further liability or obligation, and the Guaranteed Party shall have no further rights, under this Guarantee from and after the earliest of (A) a final resolution of such Qualifying Suit determining that either Parent or Merger Sub does not have any liability or obligation to the Guaranteed Party in respect of the Guaranteed Obligations, or that the Guarantor does not owe any amount pursuant to Section 1 of this Guarantee, (B) a written agreement between the Guarantor and the Guaranteed Party terminating the obligations of the Guarantor with respect to the Guaranteed Obligations and (C) payment of the aggregate amount of Guaranteed Obligations due and owing (or alleged to be due and owing) by or on behalf of Parent and/or Merger Sub or the Guarantor in cash in an amount not to exceed the Cap (or such lesser amount set forth in a final order of the Chosen Court or by written agreement of the Guarantor and the Guaranteed Party) and (ii) for the avoidance of doubt, the Guarantor shall in no event have any liabilities or obligations under or otherwise relating to this Guarantee, except for liabilities with respect to the Guaranteed Obligations pertaining to such Qualifying Suit on the terms, and subject to the conditions (including, for the avoidance of doubt, the Cap) set forth herein.  Notwithstanding anything to the contrary in this Guarantee, (x) the provisions of this Guarantee that are for the benefit of the Guarantor or any Guarantor Affiliate (including the provisions of Sections 4, 5, 7 and 10) shall survive indefinitely following any termination of the Guarantor’s liabilities or obligations under this Guarantee and shall be enforceable by the Guarantor and any Guarantor Affiliate. Notwithstanding anything to the contrary in this Guarantee, in the event that the Guaranteed Party or any of the Company Related Parties institutes any Action or makes any claim against the Guarantor or any Guarantor Affiliate (1) that asserts any provision of this Guarantee (including Section 1 hereof) is illegal, invalid or unenforceable in whole or in part, that asserts any theory of liability against the Guarantor or any Guarantor Affiliate (other than any Retained Claim against the party(ies) with respect to which such claims are Retained Claims), or that asserts that the Guarantor is liable in excess of, or to a greater extent than, the aggregate amount of the Guaranteed Obligations (subject to the Cap), or (2) under, in connection with or otherwise related to this Guarantee, the Merger Agreement, the Equity Commitment Letter, the other Transaction Documents or the transactions contemplated hereby or thereby, other than a Retained Claim against the party(ies) with respect to which such claims are Retained Claims), then (I) the obligations of the Guarantor, and the rights of the Guaranteed Party, under this Guarantee shall terminate ab initio and shall thereupon be null and void, (II) if the Guarantor has previously made any payments under this Guarantee, then the Guarantor shall be entitled to recover such payments from the Guaranteed Party and the Guaranteed Party shall promptly pay all amounts to the Guarantor, and (III) none of the Guarantor or any of the Guarantor Affiliates shall have any liabilities or obligations to the Guaranteed Party or any Company Related Party under, in connection with or otherwise related to this Guarantee, the Merger Agreement, the Equity Commitment Letter, the other Transaction Documents or the transactions contemplated hereby or thereby.

6.           Continuing Guarantee.  Except to the extent that the obligations and liabilities of the Guarantor are terminated pursuant to the provisions of Section 5 hereof, this Guarantee is a continuing one and shall remain in full force and effect until the payment and satisfaction in full of the Guaranteed Obligations (subject to the Cap), and shall be binding upon the Guarantor, its successors and permitted assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors and permitted assigns.  All obligations to which this Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  Notwithstanding anything to the contrary contained in this Guarantee, the Guaranteed Party hereby agrees, on behalf of itself and the Company Related Parties, that, to the extent that all or any portion of the Guaranteed Obligations are paid in cash by or on behalf of Parent or the Guarantor, the obligations of the Guarantor under this Guarantee with respect to payment of the Guaranteed Obligations shall be automatically reduced, in the aggregate, on a dollar for dollar basis.

7.          Release.  By its acceptance of this Guarantee, to the maximum extent permitted by law, the Guaranteed Party, on its own behalf and on behalf of the Company Related Parties, hereby waives each and every right of recovery against each of Parent, Merger Sub, Guarantor and each Guarantor Affiliate under, in connection with or otherwise related to this Guarantee, the Merger Agreement, the Equity Commitment Letter, the other Transaction Documents or the transactions contemplated hereby or thereby or otherwise relating hereto or thereto and hereby releases the Guarantor and each Guarantor Affiliate from and with respect to any claim, known or unknown, now existing or hereafter arising, under or in connection with this Guarantee, the Merger Agreement, the Equity Commitment Letter, the other Transaction Documents or the transactions contemplated hereby or thereby or otherwise relating hereto or thereto, whether by or through attempted piercing of the corporate (or limited liability company, partnership or other) veil, by or through a claim by or on behalf the Guarantor, Parent, Merger Sub or any other Person against the Guarantor or any Guarantor Affiliate, or otherwise under any theory of law, equity or otherwise (the “Released Claims”); provided, that the foregoing shall not limit, and the Released Claims shall not include, any of the Retained Claims that are specifically permitted against the party(ies) with respect to which such claims are Retained Claims, as applicable, pursuant to Section 4.  Without otherwise limiting the generality of the foregoing or any rights or remedies available to the Guarantor or any Guarantor Affiliate, the Guaranteed Party hereby agrees, on its own behalf and on behalf of the Company Related Parties, that this Guarantee shall serve as a complete defense to any Released Claim against Parent, Merger Sub, the Guarantor or any Guarantor Affiliate.

8.        Entire Agreement.  This Guarantee, the Merger Agreement, and the Equity Commitment Letter constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof.

9.          Amendments and Waivers.  Any provision of this Guarantee may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party, or in the case of a waiver, by the party against whom the waiver is to be effective. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.        No Third-Party Beneficiaries.  Except for the provisions of this Guarantee which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereto hereby agree that their respective representations, warranties, agreements and covenants set forth herein are  solely for the benefit of other parties hereto, in accordance with, and on the terms, and subject to the conditions, set forth in this Guarantee, and this Guarantee is not intended to, and does not, or confer upon any Person, other than the parties hereto and the Guarantor Affiliates, any rights or remedies hereunder, including the right to rely upon the representation and warranties set forth herein.

11.        Counterparts; Effectiveness.  This Guarantee and any amendments hereto may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were original signed versions upon the same instrument delivered in person.  This Guarantee shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties (and validly released from escrow, if such signed counterparts were delivered to the other parties in escrow).  No party may raise the use of any such electronic delivery or electronic signature as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

12.        Notices.  Any notice required to be given hereunder must be in writing, and will be deemed to have been duly delivered and received hereunder upon delivery after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or immediately if delivered by hand or by e-mail transmission (as long as no notice of failure of delivery is received), in each case addressed as follows:

if to the Guarantor, to:

c/o Transom Capital Group
100 North Pacific Coast Highway, Suite 1725
El Segundo, CA 90245
Attn:	Conor Davenport
Travis Baker
Russ Roenick
Email:	[***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10011
Attn:	Marshall P. Shaffer, P.C.
Andrew Norwich
Email:	[***]
and

Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, IL 60654
Attn:	Martin A. DiLoreto, Jr., P.C.
Email:	[***]

if to the Guaranteed Party, to:

SigmaTron International, Inc.
2201 Landmeier Road
Elk Grove Village, IL 60007
Atten:	Gary R. Fairhead
E-mail:	[***]

with a copy (which shall not constitute notice) to:

Howard & Howard Attorneys PLLC
200 S. Michigan Avenue, Suite 1100
Chicago, IL 60604
Attention:	Miriam L. Burkland
Email:	[***]

and

Greenberg Traurig, P.A.
101 East Kennedy Boulevard, Suite 1900
Tampa, FL 33602
Attention:	Dmitriy A. Tartakovskiy
Email:	[***]

or to such other address as a party shall specify by written notice so given.  Any party to this Guarantee may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.  Any notice received at the addressee’s location, or by e-mail at the addressee’s e-mail address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day.

13.        Governing Law.  This Guarantee, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Guarantee, or the negotiation, execution or performance of this Guarantee (including any Action based upon, arising out of, or related to any transaction contemplated by this Guarantee, any representation or warranty made in or in connection with this Guarantee, or as an inducement to enter into this Guarantee) (a “Dispute”), shall be governed by and enforced and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties hereto irrevocably agrees that any Dispute shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Court”).

14.        Consent to Jurisdiction.  Each of the parties hereto hereby irrevocably submits with regard to any Dispute for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Dispute in any court other than the Chosen Court.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Dispute, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Court, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such Chosen Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Dispute in such court is brought in an inconvenient forum, (ii) the venue of such Dispute is improper or (iii) this Guarantee, or the subject matter hereof, may not be enforced in or by such Chosen Courts.  Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 14 in the manner provided for notices in Section 12.  Nothing in this Guarantee will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

15.       Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS GUARANTEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DISPUTE.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 15.  EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.        Representations and Warranties.  The Guarantor hereby represents and warrants to the Guaranteed Party that (a) it is duly organized and validly existing under the laws of its jurisdiction of organization or formation, as applicable, (b) it has all limited partnership, limited liability company, corporate or other organizational power and authority to execute and deliver, and perform its obligations under, this Guarantee, (c) the execution and delivery of, and performance of its obligations under, this Guarantee by it has been duly and validly authorized and approved by all necessary limited partnership, limited liability company, corporate or other organizational action by it, (d) this Guarantee has been duly and validly executed and delivered by it and, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Guarantee, except as may be limited by any Enforceability Exceptions, (e) except for such notices, filings, authorizations, approvals or consents of or to a Governmental Entity contemplated by the Merger Agreement to be obtained or made after the date hereof or as would not materially and adversely affect the ability of the Guarantor to perform its obligations hereunder, all notices, filings, authorizations, approvals or consents of or to any Governmental Entity necessary for the due execution and delivery of, and performance of its obligations under, this Guarantee by it have been obtained or made, (f) except, in the case of clause (iii), as would not materially and adversely affect the ability of the Guarantor to perform its obligations hereunder, the execution and delivery of, and performance of its obligations under, this Guarantee by it does not (i) violate its organizational documents, (ii) violate any applicable law binding on it or its assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of any material benefit under, any contract to which it is a party, and (g) the Guarantor has uncalled capital commitments (or otherwise has available funds or sources of available funds) to pay the the Guaranteed Obligations (subject to the Cap) under this Guarantee, and such funds shall be available to the Guarantor for so long as this Guarantee remains in effect.

17.        No Assignment.  Neither the Guarantor nor the Guaranteed Party may assign their respective rights, interests or obligations hereunder to any other Person (whether by operation of law or otherwise) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party); provided, that the Guarantor may assign all or any portion of its rights, interest or obligations hereunder to any of its Affiliates, except that no such assignment will relieve the Guarantor of any of its obligations hereunder unless and to the extent actually performed. Any attempted assignment of this Guarantee not in accordance with the terms of this Section 17 shall be void.

18.         Severability.  Any term or provision of this Guarantee that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Guarantee in any jurisdiction.  If any provision of this Guarantee is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Notwithstanding the foregoing, this Guarantee may not be enforced without giving effect to (a) the limitations on the amount(s) payable by the Guarantor (including, for the avoidance of doubt, the Cap) or the limited circumstances in which the Guaranteed Obligations are payable, in each case, set forth in Section 1 or (b) the provisions of Section 2(f), Section 4, Section 5 and this Section 18.  No party hereto shall assert, and each party hereto shall cause its respective Affiliates and representatives acting on its behalf not to assert, that this Guarantee or any part hereof is invalid, illegal or unenforceable.

19.      Headings; Construction.  The headings contained in this Guarantee are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Guarantee is for reference purposes only and shall not affect in any way the meaning or interpretation of this Guarantee.  The parties hereto have participated jointly in the negotiation and drafting of this Guarantee.  If any ambiguity or question of intent or interpretation arises, this Guarantee shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Guarantee.

20.      Confidentiality.  This Guarantee and the Equity Commitment Letter are being provided solely in connection with the transactions contemplated by the Merger Agreement, and the Guaranteed Party agrees (on its own behalf and on behalf of the other Company Related Parties) that it will not, and will cause the other Company Related Parties not to, disclose to any Person the contents or existence of this Guarantee or the Equity Commitment Letter, or otherwise permit this Guarantee or the Equity Commitment Letter to be used, disclosed, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement or the other Transaction Documents), except with the prior written consent of the Guarantor; provided, that no such consent shall be required for disclosures by the Guaranteed Party (a) to any other Company Related Party who needs to know such information in connection with the transactions contemplated by the Merger Agreement, so long as such Company Related Party keeps such information confidential on terms substantially identical to the terms contained in this Section 20 and the Guaranteed Party is (without limiting any other rights or remedies of the Guarantor or a Guarantor Affiliate) liable for any such breach by a Company Related Party, (b) as required by applicable law, the applicable rules of any national securities exchange or in connection with any securities regulatory agency filings relating to the transactions contemplated by the Merger Agreement, or by a Governmental Entity having competent jurisdiction, or (c) to the extent reasonably necessary in order to enforce its right under, and in accordance with, this Guarantee.

21.       Relationship of the Parties.  Each party acknowledges and agrees that (a) this Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto, and none of this Guarantee or any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of the Guarantor under this Guarantee are solely contractual in nature and (c) the determination of the Guarantor to enter into this Guarantee was independent of each other.

22.        Definitions.  For purposes of this Guarantee, (a) “Guarantor Affiliate” means, with respect to the Guarantor, (i) the Guarantor’s former, current or future Affiliates (including, for the avoidance of doubt, Parent and Merger Sub), (ii) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interests, officers, members, managers, directors, employees, agents, principals, controlling Persons, management companies, portfolio companies, Affiliates, lenders or prospective lenders, lead arrangers, arrangers, other financing sources or prospective financing sources or other Representatives of the Guarantor or any of the Persons described in sub-clause (i), or (iii) any successor, heir or assignee of the Guarantor or any the foregoing Persons described in sub-clause (i) or (ii), (b) “Representatives” of any Person means such Person’s Affiliates and its and their respective direct and indirect equity holders, controlling Persons, limited partners, general partners, directors, officers, employees, members, managers, advisors, agents, consultants, accountants, financial advisors or other representatives and (c) “Retained Claims” means, collectively, claims by (i) the Guaranteed Party against Parent and/or Merger Sub under, and in accordance with the terms of, the Merger Agreement, (ii) any party to the Confidentiality Agreement against any other party thereto with respect to breaches thereof under, and in accordance with the terms of, the Confidentiality Agreement, (iii) the Guaranteed Party seeking to enforce its express third-party beneficiary rights pursuant to paragraph 5(a) and paragraph 10 of the Equity Commitment Letter under, and in accordance with the terms of, the Equity Commitment Letter, or (iv) the Guaranteed Party against the Guarantor under, and in accordance with the terms of, this Guarantee.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Guarantee as of the date first written above.

GUARANTOR:

TRANSOM CAPITAL FUND IV, L.P.

By:
Name:
Title:

[Signature Page to Guarantee]

GUARANTEED PARTY:

SIGMATRON INTERNATIONAL, INC.

By:
Name:
Title:

[Signature Page to Guarantee]